Removes adjective around 1st coupon, corrects month of A1-3 legal final from original BBG

* Settlement 24 May (flat)
* B&D: MS USD, BARC GBP, JPM EUR, settlement 24 May
* Books: BarCap/JPM/MS       $ SEC Reg'd; (euro)/(pound) Reg S
* Class A co's: US$: Citi,CS,DB,Leh,ML.  (pound)/(euro): Citi,CS,DB,ING,Leh,
  ML,UBS


Cls   Cur       Size(mm)   Rating          Final   Coupon           Price
A1    $            810.0   AAA/Aaa/AAA     4/2031  1m$+        1    100.000%
A2    (euro)       300.0   AAA/Aaa/AAA     4/2031  3m(euro)+   3    100.000%
A3    (pound)       70.0   AAA/Aaa/AAA     4/2031  3m(pound)+  3    100.000%
A4    $          1,275.0   AAA/Aaa/AAA    12/2054  3m$+        4    100.000%
A5    (euro)     1,360.0   AAA/Aaa/AAA    12/2054  3m(euro)+  10    100.000%
A6    (pound)      500.0   AAA/Aaa/AAA    12/2054  3m(pound)+ 11    100.000%
B1    $             29.0   AA/Aa3/AA      12/2054  3m$+        8    100.000%
B2    $             36.0   AA/Aa3/AA      12/2054  3m$+       14    100.000%
B3    (euro)        37.5   AA/Aa3/AA      12/2054  3m(euro)+  14    100.000%
M1    $             25.0   A/A2/A         12/2054  3m$+       18    100.000%
M2    $             25.0   A/A2/A         12/2054  3m$+       23    100.000%
M3    (euro)        35.0   A/A2/A         12/2054  3m(euro)+  23    100.000%
M4    (pound)       10.0   A/A2/A         12/2054  3m(pound)+ 23    100.000%
C1    $             75.0   BBB/Baa2/BBB   12/2054  3m$+       47    100.000%
C2    (euro)        55.0   BBB/Baa2/BBB   12/2054  3m(euro)+  47    100.000%
C3    (pound)       12.0   BBB/Baa2/BBB   12/2054  3m(pound)+ 47    100.000%

* 1st Coupon A1 20 June 2006, A2-C3 20 July 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
(866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com (for US$-denominated notes) or by calling
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non-US$-denominated notes). Any disclaimer below is not applicable and should
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